Exhibit 99.1

SINTX Technologies Provides Business Update Highlighting Strategic Focus to Medical Device Commercialization

Salt Lake City, UT – May 15, 2025 – SINTX Technologies, Inc. (NASDAQ: SINT), an advanced ceramics company pioneering medical and antipathogenic applications of silicon nitride (Si₃N₄), today provided a comprehensive update on its operational progress, strategic initiatives, and financial position for the first quarter ended March 31, 2025.

“We are executing a disciplined transformation that aligns our core capabilities in advanced ceramics with fast-growing, high-impact healthcare applications. This transition positions us for sustainable value creation,” said Eric K. Olson, CEO and President of SINTX Technologies.

Refocusing on High-Growth Medical Markets

SINTX has accelerated its transition from a diversified industrial-ceramics business to a pure-play medical device innovator. Silicon nitride’s proven biocompatibility, antimicrobial properties, and pro-regenerative properties uniquely position it for:

●	Orthopedic implants
●	Spinal fusion devices
●	Dental products
●	Medical Textiles including: wound care, surgical masks, sutures, drapes and other antipathogenic surfaces

This strategic redirection aims to address large, underserved clinical needs where infection resistance and osteogenesis and tissue healing are critical.

Technology & Market Development

Recent scientific and commercial initiatives include:

●	New R&D programs targeting implantable and antipathogenic products
●	An active technology pipeline focused on surgical-grade silicon nitride devices
●	Partnerships and licensing discussions with leading medical OEMs
●	SINTX’s Salt Lake City facility remains only FDA-registered and ISO 13485 certified, silicon nitride ceramic manufacturer

Improved Financial Position

●	$6.5 million cash on hand as of March 31, 2025 – nearly doubling from $3.6 million at year-end
●	Recent $5.0 million private placement in February 2025 supported strategic runway along with potential to raise an additional $5.0 million dollars from the exercise of warrants with an exercise price of $3.32 per share of common stock
●	Reduced operating cash burn from $2.7M in Q1 2024 to $1.3M in Q1 2025 due to cost optimization

Operational Streamlining

●	Sale of non-core subsidiary TA&T to Tethon Corporation
●	Workforce reduction and shut down of underperforming Armor subsidiary
●	Initiated negotiations to reduce long-term lease liabilities, particularly at the Armor facility

These actions are expected to further unlock capital for high-return growth projects.

Strengthened Governance and Leadership

In Q2, the Company welcomed a reconstituted Board of Directors with new appointments across all Board committees, reinforcing corporate oversight. In parallel, the Company entered into new long-term employment agreements with CEO Eric Olson and CIO Gregg Honigblum .

Path Forward

SINTX is now strategically aligned around:

●	Expanding the use of silicon nitride in medical and antipathogenic markets
●	Licensing and commercialization of proprietary technologies
●	Select asset divestitures and disciplined capital investment
●	Building long-term shareholder value through innovation and execution

“We are grateful for the support of our shareholders during this transformation. With a stronger balance sheet, a focused mission, and world-class technology, SINTX is well-positioned for a new era of innovation and impact in healthcare,” Olson added.

For more information, please visit www.sintx.com

About SINTX Technologies, Inc.

Located in Salt Lake City, Utah, SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past several years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our ability to create long-term value for shareholders.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Forward looking statements include: our transition to a medical device innovator positions us for sustainable value creation and the we are well-positioned for a new era of innovation and impact in healthcare. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, difficulty in commercializing ceramic technologies and development of new product opportunities. A discussion of other risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the SEC on March 19, 2025, and in SINTX’s other filings with the SEC. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report, except as required by law.

Business and Media Inquiries for SINTX:

SINTX Technologies
801.839.3502
IR@sintx.com